Exhibit 23.4
CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.
     As independent petroleum engineers, we consent to the incorporation by reference in this registration statement on Form S-3, of Parallel Petroleum Corporation of information from our reserves reports dated January 29, 2007 and July 18, 2007, and to the reference to our firm under the heading “Independent Petroleum Engineers” in the prospectus.
/s/ Cawley, Gillespie & Associates, Inc.
Fort Worth, Texas
October 15, 2007